UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 3, 2004

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS

000-26335

48-1017164

(State or other jurisdiction

(Commission

(I.R.S. Employer

of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

(a) On December 3, 2004, Team Financial, Inc. (the “Registrant”) determined that a material charge for impairment to goodwill associated with its insurance agency will be required as of December 31, 2004.

The Registrant acquired the insurance agency in December, 2002, agreeing to pay cash to the sellers of $5,000,000 at closing, plus additional aggregate cash consideration of $1,850,000 with interest, contingent upon the insurance agency achieving $4,000,000 in annual gross commission revenue in 2003 and in 2004.  The additional cash consideration was payable in two annual payments of $925,000 each plus interest.

The specified commission revenue level of the insurance agency was achieved for fiscal year 2003, and the first contingent payment of $925,000 plus interest was paid to the sellers in the first quarter of 2004.  This payment was accounted for by the Registrant as an additional cost of the acquired agency and resulted in an increase in goodwill of $925,000 on the March 31, 2004 balance sheet of the Registrant.

As of November 30, 2004, the insurance agency met the specified commission revenue benchmark for 2004.  Therefore, the second payment of $925,000 plus interest will be paid by the Registrant to the sellers in the first quarter of 2005.  The Registrant will accrue this liability as an additional cost of the insurance agency, resulting in an increase in goodwill of $925,000 on the December 31, 2004 balance sheet of the Registrant.  Upon review of generally accepted accounting principles, the Registrant has concluded that the accrual of the 2005 payment at December 31 is proper.  The goodwill of the insurance agency was tested by the Registrant for impairment as of October 31, 2004 in accordance with FAS142, “Goodwill and Other Intangible Assets.”  The preliminary valuation, received from a third party valuation firm on December 3, 2004, indicated that the value of the insurance agency at October 31, 2004, was approximately equal to the carrying value of the insurance agency on the Registrant’s balance sheet before the $925,000 contingent payment for 2004 was earned. The Registrant has therefore determined that the current valuation of the insurance agency will not support an additional increase in goodwill of approximately $925,000.  Thus, the Registrant determined that an impairment charge will be required.  It is expected that the impairment charge will not be deductible for income tax purposes.

(b) Management is continuing to  review the preliminary valuation of the insurance agency, particularly the facts and the assumptions used in the valuation model.  Based on the preliminary valuation, the impairment charge that the Registrant expects to be incurred is estimated to be between $800,000 to $1,000,000, although it could be more or less than estimated.  This charge, excluding other operating results, would reduce the Registrant’s net income for 2004 by $800,000 to $1,000,000, or $.20 to $.25 per share or $.19 to $.24 per fully diluted common share.

(c) No future cash expenditures are expected to result from the expected impairment charge.  The Registrant expects to make the $925,000 payment plus interest to the sellers in the first quarter of 2005 in accordance with the purchase agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                TEAM FINANCIAL, INC.

Date: December 8, 2004	By:	/s/ Robert J. Weatherbie
Robert J. Weatherbie
Chairman and Chief Executive Officer